As filed with the Securities and Exchange Commission on June 24, 2010
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GameTech International, Inc.
 (Exact Name of Company as Specified in Its Charter)
____________________

Delaware	33-0612983
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
8850 Double Diamond PKWY
Reno, Nevada	89521
(Address of Principal Executive Offices)	(Zip Code)

____________________
GameTech International, Inc.
2010 Stock Incentive Plan
(Full title of the Plan)
____________________
Floyd W. Glisson, President & Chief Executive Officer
GameTech International, Inc.
8850 Double Diamond PKWY
Reno, Nevada  89521
(Name and Address of Agent For Service)
(775) 850-6000
(Telephone Number, Including Area Code, of Agent for Service)
____________________
Copies to:

Allen E. Frederic	James Robertson
Jones, Walker, Waechter, Poitevent,	General Counsel
Carrère & Denègre L.L.P.	GameTech International, Inc.
201 St. Charles Ave., 51st Floor	8850 Double Diamond PKWY
New Orleans, Louisiana 70170	Reno, Nevada 89521
(504) 582-8516	(775) 850-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]                                                      Accelerated filer [  ]
Non-accelerated filer [  ]                                                      Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	1,100,000	$1.01	$1,111,000	$79.22

(1)
Upon a stock split, stock dividend or similar transaction during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Common Stock as reported on the NASDAQ Global Market on June 18, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION
10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act.”)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by GameTech International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2009;

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)
The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 20, 1997, including any amendment or any report or other filing with the Commission filed subsequent thereto and updating that description.

In addition, all documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except to the extent otherwise provided in Regulation S-K of any other rule promulgated by the Commission, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.  Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.                      Indemnification of Directors and Officers

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), a director or officer of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Bylaws is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of loyalty. The Company maintains an insurance policy which pays the losses of the Company’s directors and officers, and the losses of the Company to the extent it has indemnified the directors and officers for such liabilities arising from acts of the directors and officers in their respective capacities as such.

The foregoing discussion of the Company’s Bylaws and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Bylaws and the DGCL, respectively.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5)

24	Powers of Attorney to which this Registration Statement has been signed on behalf of certain of our officers and director (included in the signature pages of this Registration Statement)

Item 9. Undertakings

(a)      The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(1)) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Reno, State of Nevada, on this 24 day of June, 2010.

GameTech International, Inc.

By:           /s/ Floyd Glisson
Floyd W. Glisson
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Floyd W. Glisson or Marcia R. Martin, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard T. Fedor	Executive Chairman of the Board of Directors	24-Jun-10
Richard T. Fedor

/s/ Floyd W. Glisson	President, Chief Executive Officer and Director	24-Jun-10
Floyd W. Glisson	(Principal Executive Officer)

/s/ Marcia R. Martin	Chief Financial Officer, Treasurer, and Secretary	24-Jun-10
Marcia R. Martin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard H. Irvine	Director	24-Jun-10
Richard H. Irvine

/s/ Donald K. Whitaker	Director	24-Jun-10
Donald K. Whitaker

/s/ Steve M. Rittvo	Director	24-Jun-10
Steve M. Rittvo

/s/ Scott H. Shackelton	Director	24-Jun-10
Scott H. Shackelton